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CONSENT OF INDEPENDENT AUDITORS



THE EXPEDITION FUNDS:

We consent to the incorporation by reference in Post-Effective Amendment No. 32 to Registration Statement No. 33-30950 of our report dated December 3, 1998 appearing in the Annual Report to Shareholders-October 31, 1998 and to the references to us under the captions "Experts" appearing in Statement of Additional Information, which is a part of such Registration Statements and "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Princeton, New Jersey
February 26, 1999